FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0499622013-4
F.V. Aguilar	Filing Number 20255352513
Secretary of State State Of Nevada	Filed On 12/3/2025 9:34:00 AM
	Number of Pages 5

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NIGHTFOOD HOLDINGS, INC. Entity or Nevada Business Identification Number (NVID): NV20131608234
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Class C Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The number of shares designated as Series C Convertible Preferred Stock is increased from 500,000 to 800,000 shares. Please see attachment.
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Signed by: Jimmy Chan 5666654A2316426... Signature of Officer Date: 12/2/2025

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

ACTION BY UNANIMOUS WRITTEN CONSENT
OF THE BOARD OF DIRECTORS OF
NIGHTFOOD HOLDINGS, INC.

Dated as of December 2, 2025

The undersigned, being all of the members of the board of directors (the "**Board**") of Nightfood Holdings, Inc., a Nevada corporation (the "**Company**"), acting pursuant to Section 78.315 of the Nevada Revised Statutes, do hereby waive the calling and convening of a meeting, and consent to adopt the following resolutions by this written consent, all of which shall be deemed effective as the date hereof.

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to approve the designation of an additional 300,000 Series C Convertible Preferred Stock and the filing of an Amended and Restated Certificate of Designation for the Company's Series C Convertible Preferred Stock (the "**Series C Stock Designation**") attached hereto as Exhibit A (the "**Amended and Restated Certificate of Designation**").

NOW, THEREFORE, LET IT BE:

RESOLVED, that the Board declares it advisable and in the best interests of the Company to approve the Series C Stock Designation and the filing of the Amended and Restated Certificate of Designation; and be it further

RESOLVED, that, the executive officers of the Company (each such person, an "**Authorized Officer**") be, and each of them hereby is, authorized to enact the Series C Designation; and be it further

RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized to execute, deliver and file the Amended and Restated Certificate of Designation, as set forth below, with the Secretary of State of Nevada and to pay any fees related to such filing; and be it further

A. *Designation and Number*.

Eight Hundred Thousand (800,000) of the One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated as the Series C Preferred Stock (the "Series C Preferred Stock") and shall possess the rights and privileges set forth below.

RESOLVED, that the Authorized Officers be, and each of them with full authority to act without the others hereby is, authorized and directed for and on behalf of the Company to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests, or other instruments, and to do any and all things which, in any such officer's judgment, may be necessary or desirable to effect each of the foregoing resolutions and to carry out the purposes thereof, the taking of any such actions, the execution and delivery of any such certificates, instructions, requests, or instruments, or the doing of any such things to be conclusive evidence of their necessity or desirability; and be it further

RESOLVED, that all actions heretofore taken by the Authorized Officers of the Company in furtherance of the foregoing resolutions be, and they hereby are, ratified, confirmed and approved in all respects; and be it further

RESOLVED, that the action taken by this consent shall have the same force and effect as if taken at a meeting of the Board, duly called; and be it further

RESOLVED, that this consent may be signed in one or more counterparts, each of which shall be considered an original, and all of which together shall be deemed one instrument and may be delivered to the Company by facsimile or by e-mail which contains a portable document format (.pdf) file of an executed signature page; and be it further

RESOLVED, that this written consent shall be filed in the minutes of the proceedings of the Board and become part of the records of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being all of the members of the Board, do hereby execute this consent effective as of the date first above written.

DocuSigned by:
CHRISTOPHER H DIETERICH
4733AB5A13E74F5...
Chris Dieterich, Director

Signed by:
Jamie Steigerwald
2EE4DCA48E8E45B...
Jamie Steigerwald, Director

DocuSigned by:
Reid Floco
0D6B4DF0CC71408...
Reid Floco, Director

DocuSigned by:
Tom Morse
A9EFC2D91339435...
Thomas Morse, Director

Signed by:
B103ECCB7534429...
Lei Sonny Wang, Director